UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2020

TEXTRON INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-5480	05-0315468
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

40 Westminster Street, Providence, Rhode Island 02903
(Address of principal executive offices)

Registrant’s telephone number, including area code: (401) 421-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock – par value $0.125	TXT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05 Costs Associated with Exit or Disposal Activities.

Item 2.06 Material Impairments.

On June 18, 2020, the Board of Directors of Textron Inc. approved a restructuring plan to reduce the Company’s operating expenses through headcount reductions, facility consolidations and other actions in response to the economic challenges and uncertainty resulting from the COVID-19 pandemic. The restructuring plan primarily impacts the TRU Simulation + Training business (TRU) within the Textron Systems segment, and the Textron Aviation and Industrial segments.

At TRU, there has been a substantial decline in demand and order cancellations for flight simulators in light of the expected long-term impact of the pandemic on the commercial air transportation business. Accordingly, TRU will cease manufacturing at its Montreal, Canada facility, resulting in the production suspension of its commercial air transport simulators. As a result, we will incur charges for severance, contract terminations, facility closures, asset impairments and an inventory valuation write-down, considering the current market conditions. TRU will continue to service and support its installed base of commercial air transport simulators and to manufacture flight simulators for other fixed wing aircraft and rotorcraft at its Tampa, Florida facility.

In the Textron Aviation segment, with lower volumes expected in the near term, we will initiate indirect and direct workforce reductions as we align our cost structure and production levels with demand. In the Industrial segment, the impact of the pandemic on global air travel has significantly reduced demand for the airport ground support equipment produced by the Textron Specialized Vehicles (TSV) business. Due to the overall negative impact of the pandemic on this business, we will take further actions to streamline operations across TSV, consisting primarily of headcount reductions and facility rationalizations, to reduce its overall cost structure.

In the second quarter of 2020, we expect to incur pre-tax special charges related to this restructuring plan in the range of $110 million to $130 million. Severance and related costs for this plan are estimated to be in the range of $60 million to $70 million. Asset impairment charges, which are largely related to facility closures, are estimated to be in the range of $30 million to $35 million, and contract termination and other facility closure charges are estimated to be in the range of $20 million to $25 million. The restructuring plan will result in the elimination of up to 1,950 positions, representing 6% of our workforce. Additionally, we will record a non-cash inventory valuation charge in the range of $50 million to $60 million.

Cash outflows will occur in 2020 and are estimated to be in the range of $80 million to $95 million. We anticipate that this plan will be substantially completed by the end of 2020.

Item 8.01 Other Events

During the second quarter of 2020, due to the temporary idling of manufacturing facilities as a result of the COVID-19 pandemic, we expect to incur idle facility costs in the range of $70 million to $80 million, principally in the Textron Aviation segment. In June, manufacturing operations have largely resumed across the company at these facilities as restrictions have been lifted.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEXTRON INC.
(Registrant)

By:	/s/ Mark S. Bamford
Mark S. Bamford
Vice President and Corporate Controller

Date: June 18, 2020